Exhibit 99.1

Zynex Announces Second Quarter 2013 Financial Results

LONE TREE, Colo. – August 8, 2013 - Zynex, Inc. (OTCQB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its second quarter 2013 financial results.

The Company’s total net revenue decreased 45% to $5,472,000 for the three months ended June 30, 2013 from $10,026,000 for the three months ended June 30, 2012. Year to date net revenue of $13,140,000 decreased 31% as compared to the prior year to date net revenue of $18,970,000. The decline in net revenue for the three and six months ended June 30, 2013 as compared to the same periods in 2012 was a direct result of the decline in orders from the Company’s Zynex Medical electrotherapy products.

The Company reported a gross profit of $3,589,000, or 66% of net revenue, for the second quarter of 2013, and $9,066,000, or 69% of net revenue, for the first six months of 2013, as compared to a gross profit of $8,240,000, or 82% of net revenue, for the second quarter of 2012 and $15,371,000, or 81% of net revenue, for the first six months of 2012. The decrease in the Company’s second quarter and year to date 2013 gross profit percentage, as compared to the same periods in 2012, was primarily a result of the lower sales volume for the periods, as the Company had less net revenue to cover manufacturing costs and incremental expenses incurred because of an increase to the Company’s allowance for obsolete inventory, due to excess quantities now in the field.

The Company reported Selling, General and Administrative (SG&A) expenses of $6,153,000 or 112% of net revenue, for the three months ended June 30, 2013, and $11,986,000, or 91% of net revenue, for the six months ended June 30, 2013, as compared to $7,308,000, or 73% of net revenue, for the three months ended June 30, 2012 and $13,953,000, or 74% of net revenue for the six months ended June 30, 2012. Decreases in the Company’s SG&A expenses during the second quarter and year to date 2013 as compared to the same periods in 2012, were primarily attributable to lower sales commissions, based on the decrease in orders and net revenue, and a reduction in headcount.

The Company generated a second quarter 2013 loss from operations of $2,564,000, loss before income taxes of $2,700,000 and net loss of $1,716,000, or $0.06 per share, versus a second quarter of 2012 income from operations of $932,000, income before income taxes of $844,000 and net income of $473,000, or $0.02 per share. The Company generated a 2013 year to date loss from operations of $2,920,000, loss before income taxes of $3,192,000 and net loss of $2,020,000, or $0.06 per share, versus a 2012 year to date income from operations of $1,418,000, income before income taxes of $1,237,000 and net income of $793,000, or $0.03 per share.

Thomas Sandgaard, CEO stated: “2013 has been a difficult year for Zynex thus far. We have encountered industry challenges related to health care reform that affected our Zynex Medical electrotherapy business. Specifically, because of reimbursement changes for durable medical equipment, uncertainty continues to exist at the medical practitioner level causing a delay and decline in demand for our electrotherapy products. We have also experienced reimbursement challenges from government and third party payors related to certain medical indications for our Zynex Medical electrotherapy products. These market factors had a negative effect on our financial results for the first half of 2013, causing us to report significantly less revenue than the comparable period in the prior year resulting in a year to date net loss. In response to these challenges, we have lowered our fixed expenses by reducing our annual employee costs by approximately $3 million. We have also successfully renegotiated our existing building lease, in which, our base rent has been lowered and we are now operating in an approximate twelve month free rent period, which results in cash savings over the next twelve months of approximately $1.5 million. We are committed to returning the Company to profitability and will continue to make expense adjustments as necessary throughout the remainder of 2013.”

Mr. Sandgaard added: “Beyond the cost cutting measures we have completed, we are focused on capitalizing on new opportunities across all of our divisions. In our Zynex Medical electrotherapy sales channel, we recently added new products that are less impacted by insurance reimbursement. In Zynex NeuroDiagnostics, we expanded our sales force and have been distributing electroencephalography (EEG) and sleep diagnostic products in the US and have recently entered into a new sales agreement to distribute mobile sleep diagnostic devices and a sleep apnea treatment device. We are investing in our Zynex Billing and Consulting division where we expect increased service based revenue going forward. We believe these steps serve to diversify our product mix and further reduce our dependency on insurance reimbursement.”

Conference Call and Webcast Information:

Zynex, Inc. will host a conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its second quarter 2013 results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information- http://www.visualwebcaster.com/event.asp?id=95177

Conference Call Information- 888-455-2296, pass-code 7930532

Highlights from the quarter and six months ended June 30, 2013 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net revenue	$5,472	$10,026	$13,140	$18,970
Gross profit	3,589	8,240	9,066	15,371
Income (loss) from operations	(2,564)	932	(2,920)	1,418
Income (loss) before income tax	(2,700)	844	(3,192)	1,237
Net income (loss) attributable to Zynex, Inc.	(1,716)	473	(2,020)	793
Adjusted EBITDA (1)	(1,436)	1,151	(1,604)	1,833
Net income per share – diluted	$(0.06)	$0.02	$(0.06)	$0.03
Weighted-average number of common shares outstanding – diluted	31,148,234	31,249,107	31,148,234	31,142,876

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net (loss) income to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net (loss) income attributable to Zynex, Inc.	$(1,716)	$473	$(2,020)	$793
Interest expense	214	81	344	174
Income tax (benefit) expense	(973)	371	(1,155)	444
Depreciation and amortization	174	249	415	474
Goodwill and intangible asset impairment	138	—	138	—
Change in the value of contingent consideration	(77)	6	(73)	6
Deferred rent	771	(73)	678	(148)
Stock-based compensation expense	33	44	69	90

Adjusted EBITDA	$(1,436)	$1,151	$(1,604)	$1,833

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company’s proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, was established to develop and market medical devices for non-invasive cardiac monitoring.

For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30, 2013	December 31, 2012
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$445	$823
Accounts receivable, net	9,775	12,224
Inventory	5,845	6,160
Prepaid expenses	194	243
Deferred tax assets	1,855	1,855
Other current assets	1,255	57

Total current assets	19,369	21,362
Property and equipment, net	3,849	3,851
Deposits	573	171
Deferred financing fees, net	73	98
Intangible assets, net	73	203
Goodwill	212	251

Total assets	$24,149	$25,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$6,870	$5,906
Current portion of notes payable and capital lease obligations	131	144
Accounts payable	2,108	2,057
Income taxes payable	891	1,430
Accrued payroll and payroll taxes	799	899
Deferred rent	364	371
Current portion of contingent consideration	10	21
Other accrued liabilities	457	1,265

Total current liabilities	11,630	12,093
Notes payable and capital lease obligations, less current portion	135	114
Deferred rent	1,470	785
Deferred tax liabilities	786	786
Warranty liability	20	20
Contingent consideration, less current portion	21	83

Total liabilities	$14,062	$13,881

Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,148,234 shares issued and outstanding at June 30, 2013, and December 31, 2012	31	31
Paid-in capital	5,522	5,453
Retained earnings	4,546	6,566

Total Zynex, Inc. stockholders’ equity	10,099	12,050
Noncontrolling interest	(12)	5

Total Stockholders’ equity	10,087	12,055

Total liabilities and stockholders’ equity	$24,149	$25,936

See accompanying notes to unaudited condensed consolidated financial statements.

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ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net revenue:
Rental	$1,643	$2,437	$3,322	$4,499
Sales	3,829	7,589	9,818	14,471

	5,472	10,026	13,140	18,970

Cost of revenue:
Rental	398	273	699	531
Sales	1,485	1,513	3,375	3,068

	1,883	1,786	4,074	3,599

Gross profit	3,589	8,240	9,066	15,371
Selling, general and administrative expense	6,153	7,308	11,986	13,953

(Loss) income from operations	(2,564)	932	(2,920)	1,418

Other expense:
Interest expense	(214)	(81)	(344)	(174)
Other income (expense)	78	(7)	72	(7)

	(136)	(88)	(272)	(181)

(Loss) income before income tax	(2,700)	844	(3,192)	1,237
Income tax benefit (expense)	973	(371)	1,155	(444)

Net (loss) income	(1,727)	473	(2,037)	793
Plus: Net loss – noncontrolling interest	11	—	17	—

Net (loss) income – attributable to Zynex, Inc.:	$(1,716)	$473	$(2,020)	$793

Net (loss) income per share:
Basic	$(0.06)	$0.02	$(0.06)	$0.03

Diluted	$(0.06)	$0.02	$(0.06)	$0.03

Weighted average number of common shares outstanding:
Basic	31,148,234	31,091,900	31,148,234	30,986,478

Diluted	31,148,234	31,249,107	31,148,234	31,142,876

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ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED, AMOUNTS IN THOUSANDS)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(2,037)	$793
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation expense	360	432
Change in the value of contingent consideration	(70)	6
Provision for losses on uncollectible accounts receivable	289	158
Amortization of intangible assets	30	18
Impairment of intangible assets	100	—
Impairment of goodwill	39	—
Amortization of financing fees	25	24
Provision for obsolete inventory	192	190
Deferred rent	678	(148)
Employee stock-based compensation expense	69	90
Deferred tax expense	—	(57)
Gain on asset disposal	6	—
Changes in operating assets and liabilities, net of business acquisition (in 2012):
Accounts receivable	2,160	(1,317)
Inventory	123	(2,093)
Prepaid expenses	49	91
Deposit and other current assets	(1,601)	3
Accounts payable	51	516
Accrued liabilities	(909)	80
Income taxes payable	(539)	172

Net cash used in operating activities	(985)	(1,042)

Cash flows from investing activities:
Purchases of equipment	(401)	(718)
Change in inventory used for rental	111	(18)
Payments on contingent consideration	(3)	—

Cash paid for acquisition	—	(245)

Net cash used in investing activities	(293)	(981)

Cash flows from financing activities:
Net borrowings from line of credit	964	1,912
Deferred financing fees	—	(2)
Payments on notes payable and capital lease obligations	(64)	(63)

Net cash provided by financing activities	900	1,857

Net decrease in cash	(378)	(166)
Cash at beginning of period	823	789

Cash at end of period	$445	$623

Supplemental cash flow information:
Interest paid	$315	$152
Income taxes paid (including interest and penalties)	$539	$365
Supplemental disclosure of non-cash investing and financing activities:
Common stock issuances for business acquisition	$—	$158
Increase in contingent consideration for business acquisition	$—	$141
Equipment acquired through capital lease	$67	$—

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